OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO Geospace Receives $14.2 Million Contract for Seabed Acquisition System

Houston, Texas -- February 27, 2006 -- OYO Geospace (NASDAQ: OYOG) today announced that BP Exploration (Caspian Sea) Limited entered into a $14.2 million sales contract with the company for a seabed data acquisition system for reservoir monitoring operations in the Azerbaijan sector of the Caspian Sea. Delivery of the system is expected to occur in the company's fiscal fourth quarter and revenue recognition of the sales contract is expected to occur in FY 2007.

"This is the fourth sales contract for a reservoir characterization system scheduled for delivery in fiscal year 2006. In October, we delivered our first new slimhole seismic data acquisition system for borehole applications. In December, we announced the receipt of a $7.6 million contract to deliver a permanent seabed system to BP for use in the North Sea. In January, the company announced a $7.0 million award of a retrievable seabed system for BGP, a large Chinese seismic contractor. The seismic reservoir characterization market is a growing market for OYO Geospace and we are hopeful that further seismic reservoir product related opportunities will develop throughout the remainder of this fiscal year," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.